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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of June 5th, 1997, by and among HORIZON HEALTH SYSTEMS, INC. (the "Company"), and KYLE CALLAHAN (the "Executive").

                              W I T N E S S E T H:

         WHEREBY, the Company desires to employ the Executive for the period provided in this Agreement, and the Executive is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         1.  Employment.

         (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

         (b) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

         2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall initially be for a period beginning on the date hereof and ending on June 1, 2000. The period commencing on the date hereof and ending on the earlier of (i) the termination of Executive's employment hereunder, and (ii) June 1, 2000, is referred to herein as the Employment Term.

         If the Executive continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereinafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive's continued employment by the Company after the Employment Term shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will, with or without cause and with or without notice, but shall in all other respects be subject to the terms and conditions of this Agreement.

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         3. Duties. The Executive shall be employed as President and Chief
Operating Officer of the Company, and shall, subject to the direction of the Board of Directors of the Company (the "Board") and the Chief Executive Officer of Nova Holdings, Inc., faithfully and competently perform such duties as inhere in such position and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as President and Chief Operating Officer as the Board of Directors of the Company and/or Chief Executive Officer of Nova Holdings, Inc. may from time to time reasonably prescribe, including serving as an officer of one or more of the Company's subsidiaries or affiliates. The Executive's primary workplace will be located in Nashville, Tennessee. Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Executive shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Companies (as defined in Section 6(a)) during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Companies in a manner consistent with the duties of his position.

         4.  Salary and Bonus.

         (a) Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of One Hundred Fifty Thousand ($150,000.00) Dollars (said amount being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Executive pursuant to this Section 4(a) shall be subject to being increased annually based on merit, as of September 1, 1997 and each September 1 thereafter for the twelve-month period then commencing, by an amount up to (i) the annual percentage increase in the Consumer Price Index for Urban Consumers, All Items, Nashville, Tennessee Area, for the most recent twelve-month period for which such figures are then available as reported in the Monthly Labor Review published by the Bureau of Labor Statistics of the U.S. Department of Labor, or
(ii) such other amount as may be determined from time to time by the Board in its sole discretion. As of September 1, 1997 Executive's salary shall increase to One Hundred Sixty-Three Thousand Five Hundred ($163,500.00) Dollars.

         (b) Bonus. The Executive will be entitled to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term beginning with the year which starts on July 1, 1997 provided that Executive

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is employed by Company on the last day of said fiscal year. The amount of such bonus compensation to be based on the extent to which the Company's planned EBT established by the Board for the corresponding period (the "Plan EBT") has been achieved, as follows:


         Percent of Plan EBT Achieved                           Bonus
         ----------------------------                           -----
         80% or less                                            None

         Between 80% and 100%                                   1.5% of Salary for each 1%
                                                                of Plan EBT achieved in
                                                                excess of 80%

         100% and above up to 125%                              30% of Salary, plus 0.8% of
                                                                Salary for each 1% of Plan
                                                                EBT achieved in excess of
                                                                100%

         125% or more                                           50% of Salary


"EBT" shall mean, with respect to any fiscal year (i) the net income (determined in accordance with generally accepted accounting principles applied consistently with the Company's audited financial statements, but excluding the effect of any extraordinary or other material non-recurring gain (but not loss) outside the ordinary course of business) of the Company ("Net Income"), plus (ii) to the extent deducted in determining Net Income for such period, the amount of the provision for income taxes for such period. Plan EBT for each fiscal year shall be as determined by the Board. Any bonus to which the Executive is entitled shall be paid as promptly as practicable after the audited financial statements for the fiscal year in question have been approved by the Board and shall be calculated on a linear basis to the nearest $100.

         Executive shall be entitled to a pro-rated bonus for the period January 1, 1997 through June 30, 1997 based upon the Company's bonus plan which was in place prior to the date of this Agreement. This prorated bonus and the bonuses described hereinabove shall be in lieu of all other bonuses or bonus plans previously adopted by the Company and applicable to Executive.

         (c) Withholding, Etc. The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or the Company's employee benefit plans.

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         5.  Other Benefits.  During the Employment Term, the Executive
shall:

         (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

         (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

         (iii) be entitled to 160 hours paid vacation in each calendar year, accrued on a per pay period basis, as well as all paid holidays given by the Company to its senior executive officers;

         (iv) be entitled to non-vested sick leave, (initially 240 hours with bi-weekly accruals of 8 hours per month, up to a maximum of 960 hours), sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

         (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable thereto.

For purposes of determining eligibility, vesting and benefit accrual under each of the benefit plans and arrangements referred to in this Section 5, the Executive shall be credited with service for all years and partial years of service with Company prior to the date hereof.

         6. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:

         (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company, Nova Holdings, Inc, Nova Factor, Inc., Southern Health Systems, Inc., and any other present or future subsidiaries or affiliates of the Company (collectively, with the Company, the "Companies"), including but not limited to (i) customer and physician lists; patient histories, patient identities and related records and compilations of information; the identity, lists or descriptions of any new customers or physicians, referral

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                  sources or organizations; financial statements; or
                  other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including relating forms and manuals;
                  (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and new suppliers, and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), or (y) that the Executive receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies.

         (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after using best efforts to provide (i) notice to the Company of any third party's request for such information, which notice shall include the Executive's intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Companies, the Executive or both.

         (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

         (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

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         (e) The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

         (f) Without limiting the generality of Section 10 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.

         7.  Termination.

         (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (i)  death of the Executive;

                  (ii) the Executive's inability to perform his duties on account of disability or incapacity for a period of ninety
                  (90) or more days, whether or not consecutive, within any period of twelve (12)consecutive months;

                  (iii) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated "for cause" (as defined below);

                  (iv) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above; or

                  (v) the Executive giving written notice, at any time, to the Company that the Executive is terminating his employment for "good reason" (as defined below).

         The following actions, failures and events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) an indictment for or conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, having committed a felony, (B) acts of dishonesty or moral turpitude by the Executive that are detrimental to one or more of the Companies, (C) acts or omissions by the Executive that the Executive knew were likely to damage the business of one or more of the Companies, (D) negligence by the Executive in the performance of, or disregard by the Executive of, his obligations hereunder or otherwise relating to his employment, or (E) failure by the Executive to obey the reasonable and lawful polices or orders of the Board that are consistent with the provisions of this Agreement. For purposes of this Agreement, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Board, stating that, in

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the good faith opinion of the Board, the Executive is guilty of an action or omission that constitutes cause and specifying the particulars thereof in reasonable detail.

         The following circumstances shall constitute "good reason" for termination within the meaning of clause (v) above: (I) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by
Section 3 of this Agreement, or any other action by the Company, or its successors which results in a material diminution or material adverse change in the Executive's position, authority, duties or responsibilities, (II) any material breach by the Company, or its successors of any provision of this Agreement, (III) a relocation of the Executive's primary workplace without his written consent to any location other than the one described in Section 3 hereof, or (IV) a "Change of Control", as hereinafter defined.

         For purposes of the foregoing, the term "Change of Control" means the acquisition of (a) beneficial ownership of more than 50% of the voting equity securities of the Company or any successor to the Company (by merger or otherwise), or (b) all or substantially all the assets of the Company, by any person or entity (including, without limitation, any group within the meaning of Section 13(d)(3) of the Securities Exchange Act, as amended), other than Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, L.P., or their respective affiliates, or by any other affiliate of the Company.

         (b) In the event that the Executive's employment is terminated pursuant to clause (iv) or (v) of Section 7(a) above, whether during the Employment Term or during any continuation of employment pursuant to Section 2 above, the Company shall pay to the Executive, as severance pay or liquidated damages or both, bi-monthly payments at the rate per annum of his salary at the time of such termination for a period from the date of such termination to the end of the eighteenth month immediately following such termination.

         (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on

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his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause", other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation, (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terms of the Company's benefit plans or pursuant to clause (v) of Section 5 above, and (iii) any amounts owed or obligations to the Executive pursuant to the terms of any option or other stock-based award granted to him by the Company.

         (d) No interest shall accrue on or be paid with respect to any portion of any payments timely made hereunder.

         8.  Non-Assignability.

         (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. Neither this Agreement nor any right or interest hereunder shall be assignable by the Company; provided, however, that notwithstanding the foregoing, this Agreement and the Company's rights and interest hereunder may be assigned by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that (i) the assignee or transferee is the successor to all or substantially all of the assets of the Company, and (ii) such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a mater of law.

         (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         9.  Restrictive Covenants.

         (a) Competition. During the Employment Term during any continuation of employment pursuant to Section 2 above and during the thirty-six (36) month period following termination of the Executive's employment with the Company for any reason, the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any

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interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Executive's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company.

         (b) Non-Solicitation. During the Employment Term, during any continuation of employment pursuant to Section 2 above and during the thirty-six
(36) month period following termination of the Executive's employment with the Company for any reason, the Executive will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of any of the Companies or of their subsidiaries or affiliates, or in any way interfere with the relationship between any of the Companies and any employee thereof.

         (c) Non-Interference. During the thirty-six (36) month period following termination of the Executive's employment with the Company for any reason, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any business entity which, during the period of twelve months preceding or following such termination of employment, was among the five largest suppliers of Company by dollar volume.

         (d)  Certain Definitions.

         (i) For purposes of this Section 9, a person or entity (including, without limitation, the Executive) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with one or more of the Companies, if, at the time of determination, such person or entity (A) engages in any business engaged in or proposed to be engaged in by any of the Companies, or (B) in any way conducts, operates, carries out or engages in the business of managing any entity engaged in any business described in clause (A), in each case, in any state of the United States of America, excluding, however, during any period following the termination of the Executive's employment with the Company, (x) any business or any state in which none of the Companies was engaged or had proposed to be engaged at the time of termination of the Executive's employment with the Company, and (y) after termination of the Executive's employment, any business which was not, prior to such termination, directly or indirectly supervised by the Executive.

         (e) Certain Representations of the Executive. In connection with the foregoing provisions of this section 9, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a

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livelihood. The Executive further agrees that the limitations set forth in this
Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Executive in this Section 9 shall survive the expiration or termination of this Agreement.

         (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

         (g) Attorney Fees, Etc.. Executive further agrees that if suit is brought to enforce the provisions of Section 9 hereof, or to seek damages for its breach, Executive will pay to Company, or any of its affiliates, in addition to any other damages caused to Company or its affiliates, all attorney fees incurred by Company or affiliates in seeking such relief. If Executive shall violate any covenant contained in this Section 9, the duration of any such covenants so violated automatically shall be extended with respect to the Executive for a period equal to the period during which Executive shall have been in violation of such covenant.

         10. Indemnity. To the maximum extent permitted by applicable law and the charter and by-laws of the Company, the Company shall indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company or any of its subsidiaries of affiliates, and will use reasonable best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering other officers and directors of the Company and its subsidiaries or affiliates against lawsuits, and the Company will, to the extent provided by its charter and by-laws and applicable law, advance or pay all expenses, including attorney's fees actually and necessarily incurred by the Executive in connection with the defense of any such action, suit or proceeding and in connection with any appeal thereon including the cost of court settlements.

         11. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

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         12. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier, or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         13. Enforcement. Any dispute arising under this Agreement shall, at the election of either party, be resolved by final and binding arbitration to be held in Memphis, Tennessee, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         15. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 9 shall not be rendered void, but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

         16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         17. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be

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modified or amended only by an instrument in writing signed by both parties hereto.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.


                                     HORIZON HEALTH SYSTEMS, INC.

                                     By: /s/ Dianne R. Martz
                                        ---------------------------------------
                                        Name: DIANNE R. MARTZ
                                        Title:  President

                                         /s/ Kyle J. Callahan
                                        ---------------------------------------
                                        Kyle Callahan







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